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                                                                   EXHIBIT 4.16

                        BIONUMERIK PHARMACEUTICALS, INC.

                 CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT

                                NOVEMBER 4, 2004

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                        BIONUMERIK PHARMACEUTICALS, INC.

                 CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT

      This Convertible Preferred Stock Purchase Agreement (this "Agreement") is entered into as of the 4th day of November, 2004, by and between BioNumerik Pharmaceuticals, Inc., a Texas corporation (the "Company"), and Takeda Pharmaceutical Company Limited, a Japanese company ("Takeda").

      WHEREAS, the Company and Takeda have entered into that certain License and Development Alliance Agreement, dated October 5, 2004 (the "Alliance Agreement"), pursuant to which Takeda has agreed to acquire from the Company, and the Company has agreed to issue to Takeda, Series I and Series J Convertible Preferred Stock of BioNumerik, in accordance with the terms and subject to the conditions set forth herein;

      NOW, THEREFORE, for the consideration described herein and upon the terms listed below, the parties hereto agree as follows:

ARTICLE 1. AGREEMENT TO ISSUE AND ACQUIRE.

      1.1 AUTHORIZATION OF STOCK. Pursuant to and in accordance with the terms of Section 8.1 and other pertinent provisions of the Alliance Agreement and upon the Effective Date (as defined in the Alliance Agreement), the Company has duly authorized (i) the issuance to Takeda of shares of Series I Convertible Preferred Stock, par value $0.01 per share, of the Company, (the "Series I Preferred Stock"), (ii) the issuance to Takeda of shares of Series J Convertible Preferred Stock, par value $0.01 per share, of the Company, (the "Series J Preferred Stock" and, collectively or where no distinction is intended with the Series I Preferred Stock, the "Preferred Shares" and the terms of which two series of Preferred Stock are attached respectively as Exhibit A), and (iii) the issuance of such number of shares of its common stock, $0.01 par value per share ("Common Stock"), as shall be, from time to time, issuable upon conversion of the Preferred Shares in accordance with the terms thereof (the "Conversion Shares").

      1.2 ISSUANCE. Subject to the terms and conditions hereof, at the closing of the issuance and purchase of the Preferred Shares under this Agreement (the "Closing"), the Company hereby agrees to issue to Takeda, and Takeda agrees to acquire from the Company, the Preferred Shares for an aggregate purchase price of Fifty-Two Million Dollars (U.S.) ($52,000,000 U.S.) (the "Purchase Price"). The respective number of shares of Series I Preferred Stock and of Series J Preferred Stock and the respective prices thereof and allocation of the Purchase Price between Series I Preferred Stock and Series J Preferred Stock shall initially be as determined pursuant to Section 8.1 of the Alliance Agreement, subject to adjustment as provided for in Section 8.1 of the Alliance Agreement and in Exhibit A, in the event of an initial public offering by the Company within one year of the Closing Date.

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ARTICLE 2. CLOSING, DELIVERY AND PAYMENT.

      2.1 CLOSING. The Closing shall take place on November 8, 2004, or such other date concurrently with the effective date of the Alliance Agreement as the Company and Takeda may mutually agree (the "Closing Date"). The Closing shall take place at the Chicago, Illinois offices of Foley & Lardner at 10:00 a.m., or at such other time or place as the Company and Takeda may mutually agree, on the Closing Date. If at the Closing any of the conditions specified in Section 5.1 shall not have been fulfilled, Takeda shall, at its election, be relieved of all of its obligations under this Agreement and the Alliance Agreement without hereby waiving any other rights it may have by reason of such failure or such non-fulfillment. If at the Closing, any of the conditions specified in Section
5.2 shall not have been fulfilled, the Company shall, at its election, be relieved of all of its obligations under this Agreement and the Alliance Agreement without hereby waiving any other rights it may have by reason of such failure or such non-fulfillment.

      2.2 DELIVERY. At the Closing, subject to the terms and conditions hereof, the Company will deliver to Takeda the Preferred Shares, against payment of the Purchase Price (which shall be by wire transfer of immediately available funds to the Company).

      2.3 USE OF PROCEEDS. The Company may use the cash proceeds received upon the issuance of the Preferred Shares at the Closing freely for any valid corporate purpose without restriction.

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

      In order to induce Takeda to acquire the Preferred Shares, the Company hereby represents and warrants to Takeda as follows, except as set forth on the Disclosure Schedules attached hereto (representations made herein to the "Knowledge" of the Company means to the actual knowledge after reasonable investigation of any of the executive officers of the Company identified on
Schedule 3.0) (which will include the Chief Executive Officer and President, Chief Financial Officer and General Counsel):

      3.1 ORGANIZATION, GOOD STANDING AND AUTHORITY. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and is qualified to do business as a foreign corporation in each jurisdiction in which such qualification is required, except where the failure so to qualify would not have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise), operations or prospects of the Company (a "Material Adverse Effect"). The Company has all requisite corporate power and authority to own and operate its properties and assets, to carry on its business as presently conducted and as proposed to be conducted, to execute and deliver this Agreement and the Registration Rights Agreement, dated as of the Closing Date, between the Company and Takeda (the "Registration Rights Agreement" and, with this Agreement, collectively, the "Transaction Documents"), and to perform its obligations under each of the Transaction Documents, including, without limitation, the issuance of the Preferred Shares.

      3.2 AUTHORIZATION; BINDING OBLIGATIONS. All corporate action on the part of the Company and its officers, directors and shareholders necessary for the authorization of the Transaction Documents, the performance of all obligations of the Company hereunder and thereunder at the Closing, and the authorization, sale, issuance and delivery of the Preferred Shares

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and the Conversion Shares pursuant hereto has been taken or will have been taken prior to the Closing. This Agreement is, and each of the Transaction Documents is or, when executed and delivered, will be, the valid and binding obligation of the Company enforceable against it in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights or general principles of equity that restrict the availability of equitable remedies.

      3.3 CAPITALIZATION; VOTING RIGHTS. The authorized capital stock of the Company (immediately prior to Closing) will consist of (a) 15 million shares of Common Stock, of which 3,966,838 shares are issued and outstanding and held as described on Schedule 3.3, and 2,426,997 shares of which are or will be reserved for issuance to key employees, consultants and others affiliated with the Company pursuant to BioNumerik's 1993 Stock Option Plan, 1995 Director Stock Option Plan, 2004 Stock Incentive Plan and Employee Stock Purchase Plan (the "Equity Incentive Plans"), and (b) 10 million shares of Preferred Stock, $0.01 par value per share (the "Preferred Stock"), the designation, by series, and number of shares issued and outstanding of which are set forth on Schedule 3.3; provided, however, that the foregoing capitalization will be subject to adjustment to give effect to the issuance of shares of Common Stock in connection with a contemplated initial public offering ("IPO") of Common Stock by the Company and the resulting automatic conversion of outstanding Preferred Stock in the event such initial public offering is completed before the Closing Date. All issued and outstanding shares of the Company's Common Stock and Preferred Stock have been duly authorized and validly issued, are fully paid and nonassessable, and were issued in compliance with all applicable state and federal securities laws. The Conversion Shares have been duly reserved for issuance. Except as set forth in the Company's Articles of Incorporation, as amended, or on Schedule 3.3, (i) there are no authorized or outstanding options, subscriptions, warrants, rights (including conversion or preemptive rights and rights of first refusal), (ii) the Company has no obligation (contingent or otherwise) to issue any options, subscriptions, warrants, rights or agreements of any kind for the purchase or acquisition from the Company of any of its securities, and (iii) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its securities. When issued in compliance with the provisions of this Agreement and the designations for the Series I Preferred Stock and Series J Preferred Stock, as the case may be, the Conversion Shares will be validly issued, fully paid and nonassessable and will be free of any liens or encumbrances created by the Company. Schedule 3.3 of the Disclosure Schedule includes a true and complete summary of the capital stock and other securities of the Company showing the number of shares of Common or Preferred Stock, warrants, options or other securities (including convertible debt, if any). Other than the Transaction Documents and the Alliance Agreement or as set forth on Schedule 3.3, there are no agreements, written or oral, between the Company and any holder or prospective holder of the Company's capital stock or, to the Company's Knowledge, between or among any holders of the Company's capital stock, relating to the acquisition, disposition, voting or registration for sale of such capital stock, except those that will have been waived prior to Closing.

      3.4 SUBSIDIARIES. The Company has no subsidiaries. The Company has no investment or other interest in, or any outstanding loan or advance to or from, any Person, including, without limitation, any officer, director or shareholder of the Company, except for customary travel advances made to employees for Company travel that are less than $10,000 in the aggregate. As used herein, "Person" shall mean an individual, corporation, limited liability company,

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partnership, joint venture, trust or unincorporated organization or other entity or a government or agency or political subdivision thereof.

      3.5 GOVERNMENT APPROVALS. The Company has all the material permits, licenses, orders, franchises and other rights and privileges ("Permits") of all federal, state, local or foreign governmental or regulatory bodies necessary for the Company to conduct its business as presently conducted. All such Permits are in full force and effect and, to the Knowledge of the Company, no suspension or cancellation of any of them is threatened, and none of such Permits will be negatively affected by the consummation of the transactions contemplated in this Agreement and the other Transaction Documents. No consent, approval, license or authorization of, or designation, declaration or filing with, any court or governmental authority is or will be required on the part of the Company in connection with the execution, delivery and performance by the Company of the Transaction Documents, or in connection with the issuance of the Preferred Shares or the Conversion Shares, except for (i) those that have already been made or granted or that will be timely made under applicable securities laws or with the Texas Secretary of State relating to the transaction set forth herein,
(ii) with respect only to certain registration rights granted under the Registration Rights Agreement, the filing of registration statements with the Securities and Exchange Commission (the "Commission") and any applicable state securities commission as specifically provided for in the Registration Rights Agreement.

      3.6 FINANCIAL INFORMATION. The audited balance sheets of the Company as of March 31, 2002, 2003, and 2004 and the related statement of operations for the years then ended (collectively, the "Audited Financial Statements") were prepared in accordance with the books and records of the Company and present fairly in accordance with United States generally accepted accounting principles, the financial condition and results of operations of the Company as of the respective dates and for the periods shown. The unaudited balance sheet of the Company as of June 30, 2004 (the "Balance Sheet Date") and the related statement of operation for the three-month period then ended (the "Unaudited Financial Statement" and, together with the Audited Financial Statements, collectively, the "Financial Statements") were prepared in accordance with the books and records of the Company and present fairly in accordance with United States generally accepted accounting principles, the financial condition and results of operations of the Company as of the respective dates and for the periods shown, except for the omission of footnotes and customary year-end adjustments, which adjustments will not be material, individually or in the aggregate. The books and records of the Company are true and correct in all material respects.

      3.7 LIABILITIES. Other than as set forth on Schedule 3.7, since the Balance Sheet Date, the Company has incurred no material debts, liabilities or obligations, including contingent liabilities, except any incurred in the ordinary course of business that are not individually or in the aggregate material.

      3.8 MATERIAL EVENTS. Since the Balance Sheet Date and other than the Transaction Documents or as set forth on Schedule 3.3 and Schedule 3.8, (i) there has been no change in the business, assets, liabilities, condition (financial or otherwise), operations or prospects of the Company except for changes in the ordinary course of business that, in the aggregate, have not or would not reasonably be expected to have a Material Adverse Effect, and (ii) the Company has not (A) issued any stock, bond or other corporate security, (B) borrowed any amount, (C) discharged

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or satisfied any lien or encumbrance or incurred or paid any obligation or liability (absolute, accrued or contingent), other than current liabilities shown on the Financial Statements, (D) declared or made any payment or distribution to shareholders or purchased or redeemed any shares of its capital stock or other securities, (E) mortgaged, pledged or subjected to lien any of its assets, tangible or intangible, other than liens of current real property taxes not yet due and payable, (F) sold, assigned or transferred any of its material tangible assets, or canceled any material debt or claim, (G) sold, assigned, transferred or granted any license with respect to any patent, trademark, trade name, service mark, copyright, trade secret or other intangible asset, (H) suffered any material loss of property or waived any right of substantial value, whether or not in the ordinary course of business, or (I) made any material change in the manner of business or operations of the Company.

      3.9 LITIGATION. There is no litigation or governmental proceeding or investigation pending or, to the Knowledge of the Company, threatened (i) against the Company or affecting any of the Company's properties or assets, or
(ii) to the Knowledge of the Company, against any director, officer, key employee or shareholder of the Company in his or her capacity as such that would reasonably be expected to have a Material Adverse Effect .

      3.10 COMPLIANCE WITH LAWS AND OTHER INSTRUMENTS. The Company is in compliance with all of the provisions of its Articles of Incorporation and By-Laws and, in all material respects, with each judgment, decree, judicial order, statute, and regulation by which it is bound or to which it or any of its properties is subject, and is otherwise in compliance in all material respects with the provisions of each mortgage, indenture, lease, license, other agreement or instrument to which it is party or to which any of its material assets is subject. The Company has never materially violated, and is presently in all material respects in compliance with, all federal, state, and local environmental and health and safety laws, rules, regulations, ordinances, and by-laws applicable to its business and properties. To the Knowledge of the Company, there is no contamination of any real property leased or operated by the Company that could reasonably be expected to subject the Company to liability under any environmental laws or regulations. Neither the Company nor any director, officer, key employee or shareholder of the Company in his or her capacity as such, is, to the Knowledge of the Company, in default with respect to any order, writ, injunction, decree, ruling or decision of any court, commission, board or other government agency, which default would reasonably be expected to have a Material Adverse Effect. Subject to receipt of the shareholder approvals contemplated by the "Effective Date" provisions of the Alliance Agreement, neither the execution, delivery or performance of the Transaction Documents, including, without limitation, the offer, issuance or delivery of the Preferred Shares and the Conversion Shares, requires the consent or approval of any Person or, with or without the giving of notice or passage of time, or both, will violate, or result in any breach of, or constitute a default under, or result in the imposition of any encumbrance upon any asset of the Company pursuant to any provision of its Articles of Incorporation or By-Laws, or of any statute, rule or regulation, contract, lease, judgment, order, decree or other document or instrument (other than the Transaction Documents) by which the Company is bound or to which the Company or any of its material properties are subject, or will cause the Company to lose the benefit of any right or privilege it presently enjoys.

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      3.11 TAXES. The Company has filed all tax returns, reports and forms
(including statements of estimated taxes owed) required to be filed within the applicable periods for such filings (taking into account available extensions) and has paid all taxes required to be paid, and has established adequate reserves (net of estimated tax payments already made) for the payment of all taxes payable in respect to the period subsequent to the last periods covered by such returns. All such tax returns, reports and forms are true, correct and complete in all material respects. No deficiencies for any tax are currently assessed against the Company, no tax returns of the Company have ever been audited, and, to the Knowledge of the Company, there is no such audit pending or contemplated. Proper and adequate amounts have been withheld by the Company from its employees and other persons for all periods in compliance in all material respects with the tax, social security and unemployment and other withholding provisions of all federal, state, local and foreign laws. There is no tax lien, whether imposed by any federal, state or local taxing authority, outstanding against the assets, properties or business of the Company. The Company is not a party to any agreement, arrangement or practice for the sharing of taxes or obligated to indemnify any other party for taxes. For the purposes of this Agreement, the term "tax" shall include all federal, state, local and foreign taxes, including income, franchise, property, sales, use, gross receipts, excise, withholding, payroll and employment taxes and other similar assessments of any kind whatsoever, including all interest, penalties and additions imposed with respect to such amounts.

      3.12 REAL PROPERTY. The Company owns no real property. Schedule 3.12 of the Disclosure Schedule sets forth the addresses and uses of all real property that the Company leases or subleases and any lien or encumbrance on any of the Company's leasehold interest therein, specifying the name of the lessor or sublessor, as the case may be, and the lease term. The Company enjoys peaceful and undisturbed possession under all leases under which it is operating, and all such leases are valid and subsisting and in full force and effect. There are no defaults by the Company or, to the Knowledge of the Company, by any other party thereto, under any of the leases or other instruments required to be listed on
Schedule 3.12 of the Disclosure Schedule that might curtail in any material respect the present use of the Company's property subject to the respective lease or instrument. There is no material violation by the Company of any law, regulation or ordinance (including, without limitation, laws, regulations or ordinances relating to zoning, environmental, city planning or similar matters) relating to any real property leased or subleased by the Company.

      3.13 PERSONAL PROPERTY. The Company owns free and clear of any liens or encumbrances all of the personal property reflected as owned by the Company in the balance sheet contained in the Unaudited Financial Statement (subject only to any dispositions of current assets in the ordinary course of business since such balance sheet date), and all other material items of personal property acquired by the Company through the date hereof.

      3.14 INTELLECTUAL PROPERTY.

            (a) Set forth on Schedule 3.14 of the Disclosure Schedule is a list of all patents, patent rights, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, material copyrights, and Internet domain names that are owned by the Company or of which the Company is a licensee or in which the Company has any other right.

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            (b) The Company owns or possesses adequate licenses or other legally binding rights to use all patents, patent rights, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, copyrights, Internet domain names, manufacturing processes, formulae, trade secrets and know how (collectively, "Intellectual Property") necessary to the conduct of its business as presently conducted and as it is presently intended to be conducted.

            (c) To the Company's Knowledge, the present and presently intended operations of the Company do not infringe upon or conflict with the rights of any other Person with respect to any Intellectual Property, and no claim is pending or, to the Knowledge of the Company, threatened to the effect that any Intellectual Property owned or licensed by the Company, or that the Company otherwise has the right to use, is invalid or unenforceable by the Company or infringes upon the rights of any third party.

            (d) The Company is not making unlawful use of any confidential information or trade secrets of any past or present employee of or consultant to the Company. No current or former shareholder, employee, officer or director of or consultant to the Company has (directly or indirectly) any right, title or interest in any of the Intellectual Property described in clause (b) other than any such interest that such Person may enjoy in his or its capacity as a shareholder of the Company.

      3.15 AGREEMENTS OF DIRECTORS, OFFICERS AND EMPLOYEES. To the Knowledge of the Company, no director, officer or employee of or consultant to the Company is in violation of any terms of any employment contract, non-competition agreement, non-disclosure agreement, patent disclosure or assignment agreement or other contract or agreement containing restrictive covenants relating to the right of any such director, officer, employee or consultant to be employed or engaged by the Company because of the nature of the business conducted or proposed to be conducted by the Company, or relating to the use of trade secrets or proprietary information of others.

      3.16 CONTRACTS AND COMMITMENTS. Schedule 3.16 of the Disclosure Schedule contains a list of all Agreements (as defined below), to which the Company is a party or by which it or any of its properties are bound. Other than the agreements listed on Schedule 3.16 of the Disclosure Schedule, the Company does not have any (A) material agreements relating to the borrowing of money; (B) licenses to use, modify, or sell any Intellectual Property (provided that a license to use (only) off-the-shelf software need not be listed unless it is a site license); (C) material distributor or sales representative agreements; (D) material agreements with officers, directors, employees or shareholders of the Company or persons or organizations related to or affiliated with any such persons; (E) material leases of real or personal property; or (F) material agreements relating to product or service development. All the agreements and other instruments required to be listed on Schedule 3.16 of the Disclosure Schedule are valid, binding and in full force and effect against the Company and, to the Knowledge of the Company, against the other parties thereto. The Company is not in default under any contract or agreement nor any other agreement or instrument required to be disclosed by this section, and to the Knowledge of the Company, there is no state of facts that, upon notice or with lapse of time or both, would reasonably be expected to constitute a default under any such agreement, except in all cases for purposes of this sentence for such defaults as would not reasonably be expected to have a Material Adverse Effect. For purposes of this Section

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3.16, the term "Agreement" shall mean an agreement, contract obligation or commitment that (i) requires future expenditures by the Company in excess of $100,000 or can reasonably be expected to result in payments to the Company in excess of $100,000 or (ii) related to the sale, transfer or license of any of the Company's intellectual property (other than licenses entered into in the ordinary course of business).

      3.17 SECURITIES ACT. In partial reliance on the representations of Takeda set forth in Article 4, the Company has complied with all applicable United States federal or state securities laws in connection with the issuance of the Preferred Shares. Neither the Company nor anyone acting on its behalf has offered the Preferred Shares or similar securities, or solicited any offers to purchase any of such securities, so as to require registration of the issuance of the Preferred Shares under the Securities Act of 1933, as amended (the "Securities Act") or any state securities law.

      3.18 INSURANCE COVERAGE. The Company currently maintains property and casualty insurance, general liability insurance, and such other insurance in such amounts and covering such risks as are usually and customarily carried by persons engaged in the business conducted by the Company and are reasonably sufficient to prevent the Company from becoming a co-insurer with respect to the risks covered by such insurance. There are currently no claims pending against the Company under any insurance policies currently in effect and covering the property, business or employees of the Company, and all premiums due and payable with respect to the policies maintained by the Company have been paid to date. The Company recently submitted notice of a possible insurance claim in connection with a non-moving collision by a third party with a car rented by one of the Company's employees (estimated damage is US $2,500.00 or less.).

      3.19 EMPLOYEE MATTERS. Schedule 3.19 of the Disclosure Schedule describes all material employment, consulting and severance agreements and arrangements, all deferred compensation, pension or retirement agreements or arrangements, all bonus, incentive or profit-sharing plans or arrangements, and all labor or collective bargaining agreements, written or oral, that the Company has in effect. The Company and each such plan, agreement, or arrangement is in compliance in all material respects with all applicable laws and regulations relating to such plans, agreements, and arrangements, as well as to labor, employment, fair employment practices, terms and conditions of employment, and wages and hours. The Company is in compliance in all material respects with the terms of all such plans, programs, agreements and arrangements. To the Knowledge of the Company, none of the officers or other key employees of the Company presently intends to terminate his or her employment. The Company does not have any Employee Benefit Plans as defined in the Employee Retirement Income Security Act of 1974. The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the Company's Knowledge, has sought to represent any of the employees, representatives or agents of the Company. There is no strike or other labor dispute involving the Company pending, or to the Company's Knowledge, threatened, that reasonably could be expected to have a Material Adverse Effect, nor is the Company aware of any labor organization activity involving its employees.

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      3.20 NO BROKERS OR FINDERS. No person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon the Company or Takeda for any commission, fee or other compensation as a finder or broker because of any act or omission by the Company.

      3.21 TRANSACTIONS WITH AFFILIATES. Except as disclosed in the Financial Statements, or on Schedule 3.16, there are no loans, leases or other continuing transactions between the Company, on the one hand, and any officer or director of the Company or any person owning five percent (5%) or more of any class or classes of equity security of the Company or any family member or affiliate of any such officer, director or shareholder, on the other hand. Except as disclosed in the Financial Statements, or on Schedule 3.16, none of such persons has (a) any direct or indirect ownership interest in any firm or corporation with which the Company has any business relationship, or that competes with the Company (other than a passive investment in a publicly-traded company), or (b) any direct or indirect interest in any material contract of the Company.

      3.22 ASSUMPTIONS, GUARANTEES, ETC. OF INDEBTEDNESS OF OTHER PERSONS. The Company has not assumed, guaranteed, endorsed or otherwise become directly or contingently liable on or for any indebtedness of any other Person, except guarantees by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

      3.23 BOOKS AND RECORDS. The minute books of the Company, as furnished to counsel for Takeda, contain complete and accurate records of all corporate actions taken at meetings of its shareholders and its Board of Directors and committees thereof, except for minor portions of such minutes as were redacted for competitive reasons and marked as redacted in the copies provided to counsel for Takeda. The stock ledger of the Company is complete and reflects all issuances, transfers, repurchases and cancellations of shares of capital stock of the Company.

      3.24 DISCLOSURE. The Company has provided Takeda and/or Takeda's legal, accounting, financial or other advisors with access to all the information that Takeda has requested for deciding whether to acquire the Preferred Shares and all material information that the Company believes is reasonably necessary to enable Takeda to make such decision. Neither this Agreement, any Schedule or Exhibit to this Agreement, the Financial Statements, nor the representations and warranties made in this Agreement and the Alliance Agreement, to the extent the foregoing pertain to statements by the Company, contains any untrue statement of material fact or, when taken as a whole, omits any material fact necessary to make the statements contained herein or therein not misleading. As of the date of execution of this Agreement, the Company has, to its Knowledge, provided Takeda and/or Takeda's legal, accounting, financial or other advisors with the opportunity to review all Material Data (as defined in the Alliance Agreement) in the Company's possession, and has not concealed from Takeda any Material Data. The Company has provided Takeda with a summary of certain risk factors relating to the Company, a copy of which summary is included as Schedule 3.24 hereto.

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      ARTICLE 4.REPRESENTATIONS AND WARRANTIES OF TAKEDA.

            Takeda hereby represents and warrants to the Company as follows:

            4.1 REQUISITE POWER AND AUTHORITY. Takeda has all necessary power and authority under all applicable provisions of law to execute and deliver this Agreement and the other Transaction Documents and to carry out its obligations hereunder and thereunder. All action on Takeda's part required for the lawful execution and delivery of the Transaction Documents has been or will be effectively taken before the Closing. Upon its execution and delivery, each of the Transaction Documents will be the valid and binding obligation of Takeda, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights and general principles of equity that restrict the availability of equitable remedies.

            4.2 SECURITIES LAW REPRESENTATIONS AND WARRANTIES. Takeda has been advised that the Preferred Shares are not being registered under the Securities Act of 1933, as amended (the "Securities Act"), or applicable state securities laws, but are being offered and sold pursuant to exemptions from such laws. Takeda acknowledges that the Company is relying in part upon the following representations and warranties of Takeda for the purpose of qualifying the offer and sale of the Preferred Shares for applicable exemptions from registration or qualification pursuant to federal or state securities laws, rules and regulations.

                  (i) Purchase Entirely for Own Account. Takeda is acquiring the
            Preferred Shares for its own account and not with a view to, or for sale in connection with, any distribution thereof, nor with the intention of distributing or reselling the same.

                  (ii) Accredited Investor. Takeda is an "Accredited Investor"
            as such term is defined in Rule 501 of Regulation D, as promulgated under the Securities Act.

                  (iii) Residency. Takeda represents that it is a bona fide
            resident of, and/or is domiciled in, Osaka, Japan.

                  (iv) Foreign Investors. Because Takeda is not a United States
            person (as defined by Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended), Takeda represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with the purchase of the Preferred Shares or execution of this Agreement, including (i) legal requirements within its jurisdiction for the purchase of the Preferred Shares, (ii) any foreign exchange restrictions applicable to such purchase or acquisition, (iii) any government or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of the Preferred Shares. Takeda's purchase of the Preferred Shares will not violate any applicable securities or other laws of Takeda's jurisdiction.

            4.3 NO BROKERS OR FINDERS. No person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon the Company for any commission, fee or other compensation as a finder or broker because of any act or omission by Takeda.

      ARTICLE 5. CONDITIONS TO CLOSING.

            5.1 CONDITIONS TO TAKEDA'S OBLIGATIONS. Takeda's obligation to purchase the Preferred Shares at the Closing is subject to the satisfaction, at or before the Closing, of the following conditions, any of which may be waived by Takeda:

                  (a) REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS. The representations and warranties made by the Company in
      Section 3 hereof and in the Alliance Agreement shall be true and correct in all material respects as of the Closing Date as if made on and as of such date (except to the extent such representations and warranties speak as of a particular date, in which case they shall have been correct as of such date); the Company shall have performed and complied with all agreements and conditions contained in this Agreement and in the Alliance Agreement required to be performed or complied with by it before or at the Closing; and the Company shall have delivered to Takeda a certificate signed by its Chief Executive Officer to that effect dated as of the Closing Date.

                  (b) LEGAL INVESTMENT. On the Closing Date, the sale and issuance of the Preferred Shares and the proposed issuance of the Conversion Shares shall be legally permitted by all laws and regulations to which Takeda and the Company are subject.

                  (c) GOOD STANDING CERTIFICATE. The Company shall have delivered to counsel for Takeda, as of the most recent practicable date, a certificate of the Secretary of the State of Texas (the "Secretary of State") as to the Company's corporate good standing.

                  (d) LEGAL OPINION. Takeda shall have received from Akin Gump Strauss Hauer & Feld LLP, counsel to the Company, an opinion reasonably satisfactory to counsel for Takeda, addressed to Takeda and dated as of the Closing Date.

                  (e) CONSENTS, PERMITS, AND WAIVERS. The Company shall have made all filings with governmental agencies and obtained any and all approvals, consents, permits and waivers of any Person necessary or appropriate for consummation of the transactions contemplated by the Transaction Documents (except for such as may be properly made or obtained after the Closing).

                  (f) REGISTRATION RIGHTS AGREEMENT. The Registration Rights Agreement shall have been executed and delivered by the Company.

                  (g) CERTIFICATES AND DOCUMENTS. The Company shall have delivered to counsel for Takeda: (i) a copy of the Articles of Incorporation, certified by the Secretary of the State; and (ii) a certificate of the Secretary or Assistant Secretary of the Company dated as of the Closing Date as to (A) the incumbency of officers of the Company executing the Transaction Documents and all other documents executed and delivered in connection herewith, (B) the By-laws of the Company as in effect on and as of the Closing Date, and (C) the resolutions of the Board of Directors and, to the extent applicable, shareholders of the Company authorizing and approving the Transaction Documents and all of the transactions contemplated hereby and thereby.

                  (h) OTHER MATTERS. All corporate and other proceedings by the Company in connection with the transactions contemplated at the Closing by this Agreement, and all documents and instruments provided by the Company incident to such transactions, shall be reasonably satisfactory in substance and form to Takeda and its counsel, and Takeda and its counsel shall have received all such counterpart originals or certified or other copies of such documents as they may have requested.

            5.2 CONDITIONS TO OBLIGATIONS OF THE COMPANY. The Company's obligation to issue the Preferred Shares at the Closing is subject to the satisfaction, at or before the Closing, of the following conditions, any of which may be waived by the Company:

                  (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties made by Takeda in Section 4 hereof and in the Alliance Agreementshall be true and correct in all material respects as of the Closing Date as if made on and as of such date (except to the extent such representations and warranties speak as of a particular date, in which case they shall have been correct as of such date).

                  (b) PERFORMANCE. Takeda shall have performed and complied with all agreements contained herein and in the Alliance Agreement required to be performed or complied with by it prior to or at the Closing Date, including, to the extent required, the filing of the HSR Report as described in the Alliance Agreement.

                  (c) LEGAL INVESTMENT. On the Closing Date, the sale and issuance of the Preferred Shares and the proposed issuance of the Conversion Shares shall be legally permitted by all laws and regulations to which Takeda and the Company are subject.

                  (d) OTHER MATTERS. All corporate and other proceedings by Takeda in connection with the transactions contemplated at the Closing by this Agreement, and all documents and instruments provided by Takeda incident to such transactions, shall be reasonably satisfactory in substance and form to the Company and its counsel, and the Company and its counsel shall have received all such counterpart originals or certified or other copies of such documents as they may have requested.

      ARTICLE 6. MISCELLANEOUS.

            6.1 LEGENDS. It is understood that the certificates evidencing the Preferred Shares will bear a legend substantially to the effect that:

                  (a) "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS (A) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES OR (B) SUCH SALE IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT; PROVIDED, HOWEVER, THAT THE SECURITIES MAY BE TRANSFERRED, WITHOUT RESTRICTION, TO A WHOLLY-OWNED SUBSIDIARY OF, OR TO ANY ENTITY WHICH OWNS A CONTROLLING INTEREST IN, OR IS UNDER COMMON CONTROL WITH, THE HOLDER OF THE SECURITIES;" and

                  (b) Any legend required by the blue sky laws of any state to the extent such laws are applicable to the shares represented by the certificate so legended.

            6.2 GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the internal laws of New York, United States of America, without reference to choice of law.

            6.3 CERTIFICATE STATEMENTS. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company as part of the Closing shall be deemed to be representations and warranties by the Company hereunder as of the date of such certificate or instrument.

            6.4 SUCCESSORS AND ASSIGNS. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of the Preferred Shares or the Conversion Shares (other than any that have been sold in a public sale) from time to time.

            6.5 ENTIRE AGREEMENT. This Agreement, including the Exhibits and Schedules hereto, the other Transaction Documents, and the other documents delivered pursuant hereto and thereto, constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof, superseding all prior agreements and understandings, and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

            6.6 SEVERABILITY. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

            6.7 AMENDMENT AND WAIVER. This Agreement may be amended or modified, and any provision hereof may be waived, only upon the written consent of both the Company and Takeda.

            6.8 NOTICES. All notices, reports, and audit requests with respect to this Agreement shall be made in writing and will be given by certified mail, return receipt requested, by recognized international courier service or by personal delivery properly addressed to the party for whom it is intended as follows:

            If to Takeda:

                  General Manager, Divisions of Americas
                  Takeda Pharmaceutical Company Limited
                  1-1, Doshomachi 4-chome, Chuo-Ku, Osaka, 540-8645, Japan
            with a copy to:

                  General Manager, Legal Department
                  Takeda Pharmaceutical Company Limited
                  1-1, Doshomachi 4-chome, Chuo-Ku, Osaka, 540-8645, Japan

            If to the Company:

                  Chief Executive Officer
                  BioNumerik Pharmaceuticals, Inc.
                  8122 Datapoint Drive, Suite 1250
                  San Antonio, TX 78229

            All notices are deemed effective on the date of receipt or, if delivery is not accepted, five (5) days after placement with a post office for delivery by certified mail, return receipt requested as described above and five (5) days after placement with a recognized international courier service for delivery as described above.

            6.9 TITLES AND SUBTITLES. The titles of the sections and subsections of the Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

            6.10 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

            IN WITNESS WHEREOF, the parties hereto have executed this Convertible Preferred Stock Purchase Agreement as of the date set forth in the first paragraph hereof.

      BIONUMERIK PHARMACEUTICALS, INC.

      By:   /S/ FREDERICK H. HAUSHEER
            ------------------------------------
      Printed Name:  Frederick H. Hausheer, M.D.
      Title:         Chairman, CEO and President

      TAKEDA PHARMACEUTICAL COMPANY LIMITED

      By:   /S/ SABURO HAMANAKA
            ------------------------------------
      Printed Name:  Saburo Hamanaka
      Title:         Corporate Officer
                     General Manager, Division of Americas
                                       14